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                                                                     EXHIBIT 99J

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm", "Disclosure of Fund Portfolio Holdings" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated May 15, 2006 on the financials statements and financial highlights of the Pathmaster Domestic Equity Fund, in Post-Effective Amendment Number 122 to the Registration Statement (Form N-1A, No. 033-44964), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2006, filed with the Securities and Exchange Commission.

                                               Ernst & Young LLP

Columbus, Ohio
July 27, 2006